Exhibit 99.1

PRESS RELEASE

Contact Information:	Investors/Media:
Kite Realty Group Trust	Kite Realty Group Trust
Dan Sink, Chief Financial Officer	Adam Basch, Investor Relations
(317) 577-5609	(317) 578-5161
dsink@kiterealty.com	abasch@kiterealty.com

KITE REALTY GROUP TRUST AND

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

COMPLETE MERGER VALUED AT $2.1 BILLION

INDIANAPOLIS, IN, July 1, 2014 - Kite Realty Group Trust (NYSE: KRG) (“Kite Realty”) announced today the completion of its merger with Inland Diversified Real Estate Trust, Inc. (“Inland Diversified”) valued at approximately $2.1 billion. The transaction was approved by the shareholders of Kite Realty and the stockholders of Inland Diversified at their respective special meetings on June 24, 2014. The combined company will continue to trade under Kite Realty’s existing ticker symbol, KRG, on the New York Stock Exchange.

As a result of the merger, each former share of Inland Diversified common stock has been converted into 1.707 newly issued Kite Realty common shares.

John A. Kite, Kite Realty’s Chairman and Chief Executive Officer, said, “We are extremely excited to close the merger with Inland Diversified, which represents a transformative event in the history of our company.  This transaction creates a $4 billion company and provides a number of significant financial and operational benefits.  We expect to realize significant financial benefits from the merger, including a substantial increase in cash flow and liquidity, a lower cost of capital, and a strengthened balance sheet.  Operational opportunities include improved synergies from an expanded platform and the leveraging of Inland Diversified’s high-quality portfolio with strong demographic profiles in dynamic new markets. This will provide profitable redevelopment opportunities and the ability to enhance our relationships with national, regional, and local tenants. I want to thank the management and boards of Kite Realty and Inland Diversified for their tireless efforts during this process. Without the commitment and focus of both teams, we would not have been able to enjoy such a successful combination.”

Leadership and Organization

Kite Realty’s board of trustees (the “Board”) now consists of nine members, six of whom are continuing trustees of Kite Realty and three of whom were designated by Inland Diversified. The six continuing Kite Realty trustees are John A. Kite, William E. Bindley, Victor J. Coleman, Christie B. Kelly, David R. O’Reilly and Barton R. Peterson. The three Inland Diversified designees to the Board are Lee A. Daniels, Gerald W. Grupe and Charles H. Wurtzebach, all of whom were independent directors of Inland Diversified. Dr. Richard A. Cosier and Gerald L. Moss, former trustees of Kite Realty, retired from the Board as of the closing of the merger transaction.

The executive officers of Kite Realty, John A. Kite, CEO and Chairman of the Board, Thomas K. McGowan, President and COO, and Daniel R. Sink, Executive Vice President and CFO, all continue to serve in their same respective roles following completion of the merger transaction.

Advisors

Bank of America Merrill Lynch and Barclays acted as financial advisors to Kite Realty, and Hogan Lovells US LLP acted as Kite Realty’s legal counsel in connection with the merger transaction. Wells Fargo Securities acted as financial advisor to the special committee of the board of directors of Inland Diversified, and Alston & Bird LLP acted as the special committee’s legal counsel in connection with the merger transaction.

About Kite Realty

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States. At July 1, 2014 and after giving effect to the merger transaction with Inland Diversified, the company owned interests in a portfolio of 133 operating, development and redevelopment properties totaling approximately 21 million owned square feet across 26 states. For more information, please visit the company’s website at www.kiterealty.com.

Forward Looking Statements

Certain statements in this press release that are not in the present or past tense or that discuss Kite Realty’s expectations (including any use of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “outlook,” “project”, “should” or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon current beliefs as to the outcome and timing of future events. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Kite Realty operates and beliefs of and assumptions made by its management, involve uncertainties that could significantly affect the financial results of Kite Realty. There can be no assurance that actual future developments affecting Kite Realty will be those anticipated by Kite Realty. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of Kite Realty) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets and interest rates; the demand for and market acceptance of Kite Realty’s properties for rental purposes; the ability of Kite Realty to enter into new leases or renewal leases on favorable terms; the amount and growth of Kite Realty’s expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions and competition in those areas where Kite Realty owns properties; risks associated with joint venture partners; risks associated with the ownership and development of real property; the outcome of claims and litigation involving or affecting Kite Realty; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions; applicable regulatory changes; risks associated with acquisitions, including the integration of Kite Realty’s and Inland Diversified’s businesses; risks associated with achieving expected revenue synergies or cost savings; and other risks and uncertainties detailed from time to time in Kite Realty’s SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the business, financial condition, liquidity, cash flows and financial results of Kite Realty could differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Kite Realty does not undertake to update forward-looking statements except as may be required by law.

Source: Kite Realty Group Trust